Exhibit 99.1

TOLLGRADE COMMUNICATIONS, INC.

3rd Quarter 2004 Earnings Results Conference Call October 21, 2004 Chris Allison Sam Knoch Mark Peterson Greg Quiggle

CHORUSCALL:	Good morning, ladies and gentlemen, and welcome to the third quarter 2004 conference call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An operator will give instructions on how to ask your questions at that time.

If you should need assistance during the conference, please signal an operator by pressing star, then zero on your touch-tone phone.

This conference is being recorded. If you have any objections, please let us know by pressing star, then zero now. Hearing no objections, I would like to turn the conference over to Mr. Chris Allison — Mr. Allison.

CHRIS ALLISON:	Thank you. And I’d like to welcome everyone for joining us on today’s conference call.

Before I begin the main text of my presentation I’d like to read the following statement. During this conference call we will be making some statements regarding future events or results, including our guidance for the 2004 fourth quarter, which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions that involve risks and uncertainties, and actual events or results may differ materially from the forward-looking statements that we are making. In addition to the factors that we mention today, additional factors that could cause actual events or results to differ materially are included in our filings with the SEC, specifically in our annual report on Form 10-K for the year ended December 31, 2003, and our quarterly reports on Form 10-Q. We expressly disclaim any intention to update our forward-looking statements and the estimates and the assumptions associated with them at any time or for any reason.

So, with that said, I’d like to talk about happened at Tollgrade during the third quarter. I think from a high level I would characterize there was — the game was a lot closer than probably what the score indicated. We’re guardedly optimistic about Q4 as well as for 2005. We had some cable orders that we actually had in-house that we did not ship because we completed R&D on a new product that required certification from CableLabs. And we wanted to make sure that that certification work was done before we began manufacturing in earnest. So, actually we had about $1.7 million of revenue of business that could have shipped and was requested by the customers, but we didn’t due to some manufacturing delays because we started very late in the quarter.

So if you kind of look at that in total, we are really at the higher end of our estimated ranges, both from an EPS and from a revenue standpoint if you included that revenue of $1.7 million. And it would have positively impacted that revenue range as well as the EPS.

But still in all we keep score on a quarterly basis, and we ended the quarter with $13.6 million in sales. Now, that generated net income of a loss of $274,000, which included a restructuring charge of $269,000. EPS was a loss of two cents.

We’re pretty happy about how our margins performed during the quarter. It rebounded to about the mid 50s. And the good news is we also generated about $2 million in operating cash for the quarter. We’d also like to say that we’ve completed our restructuring and we don’t have any plans for any layoffs this quarter. We believe that the business is sized properly. In fact, we may be adding some people in our manufacturing area to meet some demand that we think could happen, as well as we’re going to be adding some R&D people to fund some of our newer initiatives for market expansion.

So, all in all, despite the fact that we did show a loss of two cents, we feel that the fundamental underpinnings of our business are actually quite solid, both in the telco and in the cable arena. And our team is really energized by some new wins that we’ve got notification of. And with any luck and some budget monies and some certifications getting completed, we could be seeing those in the fourth quarter.

We’re energized by the fact that we’ve completed the certification of our DOCSIS technology for our embedded technology. We got reorders for that product. We’ve got a couple of reasonable operating companies that are looking at deploying our DigiTest technology for DSL applications. That could happen as early as the fourth quarter if budget monies become available. We’ve got a major international win that we want to close this quarter and we could possibly be shipping. We’ve got a major tier two ILEC that we’ve kind of informally heard that we’ve won, which will be a 2005 event. We’ve got another tier two that we feel real good about.

So, all in all, we’re winning business. The difference if it comes in the fourth quarter or 2005 is going to be really dependent upon budget availability, some certification. In the guidance that we gave we’ve assumed that we’ve gotten one of three major deals that come through in the quarter.

On the telco side we’re showing a lot of success in the tier two and tier three telecom provider market. And what that is is really the non-RBOC independent telephone companies. We’re really proud to have added a lot of great new customers in the third quarter — TDS, Bridgecom, SOC America, MTA, which is a major independent in Alaska actually. And because of their success in those tier two and tier three and because we’re seeing sequential growth in EDGE sales ever beginning of the year — and we shipped almost $1 million worth of EDGE so far this year — we’re going to really focus on those tier twos and tier threes as we expand our sales team. And then we’re also going to be developing new R&D efforts that are focused on that market. And that’s not to say that the RBOCs aren’t critically important to us, but if we expand we really want to expand in those tier two and tier three markets.

Obviously everyone wants to know how our MCU business. I think for the last year or so we’ve characterized that business as a mature business. Our RBOC business was down slightly and — but Verizon and BellSouth performed better than we expected. And BellSouth is actually — our consumptions are looking pretty healthy right now. We’re really happy with what happened last quarter.

And we’re hopeful that we have as good a quarter if not better in the fourth quarter. So we’re looking at a pretty solid fourth quarter. Again, a lot of that’s budget availability issues.

Now, our OEM business was down significantly. A lot of our OEM partners bought a good portion of product the early part of the year that’s going to sustain them through the year. But, as I said before, our sales team, R&D team is really energized by some of these DigiTest, these EDGE wins that we’ve got teed up. It’s a function of some good engineering efforts and meeting some deadlines, customer budget money availability, and our customers actually coming through with some conviction that they said, “Look, if this technology works as we think it is we’re going to look at some nice deployments.”

So if we don’t get them in the fourth quarter we feel real good about next year. And, as I said, we’ve got two RBOCs that are about to roll DSL technology. We’ve got a major international deal, as I talked about before. And we’ve got informal notification on a couple of other major customers. So, we’re pretty pleased about what our sales team’s doing and our R&D folks.

As I said before, we’ve got a major international project. We can’t announce that as of yet. We’re still in the final stages of contract negotiations. It is in the Middle East and it’s with a long-standing partner of ours. We could have a significant deployment in the fourth quarter if we get the contract signed and purchase orders in, which things are progressing pretty nicely. However, given that it’s a new customer and that their software ties to hardware, we do have to go through an acceptance period. So, what’s going to — the difference between fourth quarter and next year is really acceptance is the big thing. And we like to stress that the contract isn’t signed yet, but it’s proceeding pretty well. And we’re really looking towards a fourth quarter event here. But, again, as they say in sports, “In isn’t over until the fat lady sings”. And we still have to get the contract signed.

EDGE is getting stronger. That’s our new technology. It’s our layer one through seven DSL model emulation test-head targeted to the DSL market. As I said, on a year to date basis we’ve shipped almost $1 million. We’ve had good sequential growth every quarter with that technology. If our international deal goes it could be as big as what we’ve generated through the first three quarters of the year. Again, acceptance is key for that. But we’re really happy about the success of that in the market for EDGE that we’ve got for that.

So, if we look at the outlook for the quarter, as we stated in the news release, our outlook is $13 million to $17 million, with a range of minus five to a positive six cents. As we said, we’ve got three $1 million to $2 million test-head deals in the hopper. Now, we’re assuming that in that range that one of those goes this quarter. And all of them could go this quarter if all the stars are aligned. That range could be up to $19 million, but everything has to happen. All the budgets have to be available and acceptances have to be completed. And if it flips we’re thinking of 2005 events. So, with that said, our range is $13 million to $17 million, but there is even upside on that $17 million. But we’d also like to stress that in that range is one of those deals reaching fruition.

Let’s talk a little bit about the industry, how are we feeling about things in the industry. Well, there’s major shifts in technology that we’re seeing. There’s a shift from we need emphasis in fiber to home and fiber to the node. I think the real need for that is a desire to deliver video into our customers. There’s real emphasis on DSL. DSL penetration is very, very important. I think one of the reasons that we’re getting interest in our test-heads is because we can enhance prequalification to get to more customers. And that’s what I think primarily the two RBOCs within just our technology are focused on. So — and that’s going to be a major focus — pre-qual and DSL testing with some new technologies that we’re talking about.

And we’re seeing that higher layer testing is becoming more important, the ability to ping the mode and then emulate that and then to look at networking as it relates to DSL delivery.

We’ve got real interest in EDGE internationally, as evidenced by this win that we’re talking about. And in regards to EDGE we’re also working on a major deal with a pretty large independent carrier that we feel real good about, but we can’t discuss and name or confirm that. One of the reasons that we think we’re being successful is we’re adding some DS1 capability to EDGE, which we’re feeling really good about.

Fiber to home is going to happen. It’s going to be a reality in our network, whether it be — or FTTX, fiber to the node, fiber to the premises. We think fiber to the node is probably the architecture that’s going to be — it’s going to be in vogue. We think that that could present business opportunities for us as it relates to EDGE.

Other applications for delivering higher bandwidth is the concept of bonded DSL pairs. In one of our customers, which again places renewed emphasis on the prequalification technology that we’re going to be rolling out to that region — so we’re feeling real good about that network change.

But with that said, there’s a lot of dollars being diverted to these new technologies from some of the core technologies. So that’s a challenge for us.

That’s the telco side of the business. On the cable side of the business we’re seeing that IP addressability as it relates to monitoring — and that’s really what we’re talking about with the DOCSIS standard — that’s really important. It’s important to us. We were successful in having CableLabs, certification testing of our embedded technology. That was pretty important to us. We waited on some manufacturing in the fourth quarter, despite the fact that we got a 10,000 piece reeler for this technology, because we wanted to make sure that everything was all in order. And we started manufacturing earlier, taking a greater risk. We probably could have shipped more of that technology.

The other thing is that while it wasn’t a huge time delay, we evacuated our facility three times in Florida because of the hurricane situations. That set us back a little bit. But we’re a player now in the DOCSIS arena, as evidenced by orders and by our CableLabs certification of our embedded technology.

We have a great partner in Alpha. That’s our main distribution channel. We’re real excited to be working with them. However, we are facing competition, both from AM Communications and Electroline. They’re out there with the DOCSIS technology because really DOCSIS was an effort to almost commoditized the monitoring business.

Now, how Tollgrade has been a differentiator ourselves is through voice-over-IP testing or the ability to provide service assurance for VoIP, which is really a hot technology in the cable industry. We have a forthcoming VoIP firmware stack that can be downloaded into our DOCSIS technology. We believe that it’s industry leading, a key differentiator. We’ll look in the first half of 2005 for a rollout of that technology.

So despite the fact that you’ve got a commodity type product as it relates to monitoring Tollgrade has the capability to provide much more value add from the standpoint of VoIP monitoring.

We’re also working on a new software platform for Cheetah that’s going to provide more correlation capability and more VoIP functionality. We’re real excited about that. Our team down in Florida is working real hard on that.

We’ve really emerged the broadband service assurance player in both telco and cable. Evidence of that is we have two RBOCs set poised to deploy DigiTest technology for DSL prequalification activity. Again, that’s going to be contingent upon budget availability, but we feel real good about that.

EDGE is a new technology that takes Tollgrade from a physical (ph) layer company all the way up to layer seven. We’re seeing sequential growth of that product. We could have a real nice fourth quarter if we get some acceptances through.

We’ve got new — LoopCare broadband features that are complementary to those technologies so that LoopCare is really a system for the future for DSL and for higher bandwidth testing. It’s a pre-eminent consumer based high volume test OSS amongs regional Bells. We’re having very good success in tier two and tier three, so we’re becoming a real good value play for those smaller independent telephone companies as well, given RBOC quality and automated technology at small independent prices.

I think our DOCSIS technology gets us in the game in broadband and cable business, particularly as it relates to VoIP stack that’s coming, and as well as the new Cheetah XD (ph) technology software, where we’re going to be really upgrading our Cheetah OSS as well.

So, I’d like to end my presentation by really thanking everyone that works here at Tollgrade for preserving. It’s been a really difficult telecom market over the last three years. We believe we have the right people, the right technology, with the grit and determination it takes to be successful. I’d like to also publicly thank our board of directors for supporting management and all of our employees through these difficult times.

But we’re really feeling energized here. As I said, as it relates to the third quarter, the game is closer indicated. I used to have a saying that there’s light at the end of the tunnel and we don’t want it to be an oncoming train. But there’s more than light at the end of the tunnel. We think there’s sun shining and our better days are ahead. We’re looking forward to the future.

So, with that, I’d like to open the floor to any questions, Amy, that anyone might have.

CHORUSCALL:	At this time if you’d like to ask a question, please press star and then one on your touch-tone phone. If you decide you want to withdraw your question, please press star, then two to remove yourself from the list.

Our first question comes from Tim Slevin (ph) of Parker/Hunter.

TIM SLEVIN (ph):	Good morning, Chris.

CHRIS ALLISON:	Hey, Tim.

TIM SLEVIN (ph):	Just trying to get a little bit more color on the EDGE wins and the progress of EDGE over time. You were talking about the — I punched into the call a little bit late. You were talking about some — a couple of RBOC wins relating to DSL.

CHRIS ALLISON:	Yes.

TIM SLEVIN (ph):	And that’s the prequalification. Is that the EDGE product?

CHRIS ALLISON:	No, it’s DigiTest.

TIM SLEVIN (ph):	OK.

CHRIS ALLISON:	It’s DigiTest. And one of the issues is that as the — both these regions go deeper and deeper into our network. And DSL deployments are actually going quite well. They need better tools to expand that reach of addressable customers. So, we’ve got DigiTest. We’ve got some new feature capability on the DMU, which we’re rolling out, that give you much more granular test functionality. That’s in one of the regions.

The other region it’s using the Locale (ph) detection capability that we have, which is highly accurate. And it’s something we’ve been working on with this customer for several years because they really wanted to make sure that this was effective. And we think that we could have some deployment of this in the fourth quarter if budgets become available, but if not we’re feeling real good about 2005.

So we’ve got some sizable deals we’re working on, two of the four RBOCs. And we actually have an EDGE trial in another RBOC that’s not DigiTest related. But this customer’s also interested in this new qualification technology we’ve got available as well. So it’s both EDGE and DigiTest. We think there’s some interest over the trial is for EDGE.

Now, the EDGE deployments that we’ve had are in the tier two and tier three market predominantly. We actually did ship some product in the third quarter into our customer in the Middle East. That was material EDGE related. And that’s really where we’re going to see the big growth deployment is with this international customer should we conclude on a contract and have a successful acceptance. But we’re feeling pretty good about things related to that.

TIM SLEVIN (ph):	OK.

And in terms of the field — the trial with the RBOC that’s a field trial?

CHRIS ALLISON:	Yes.

TIM SLEVIN (ph):	And how — the lab — can you characterize the lab and field trials at all?

CHRIS ALLISON:	Well, the one — we had some new functionality for DMU in one lab trial, and it performed very, very well. The customer’s very happy with that. The other RBOC that we’re talking about this quarter that was a very expansive FOA application that we worked on for a long time, where you’re actually taking measurements through your test-head of a big batch of lines and then actually physically measuring it with a meter and comparing the results. And we’re very — high levels of accuracy. And I think that’s what’s precipitated these deployment plans.

The — our project internationally has had some technology deployed there, but — and from a field trial application. And that’s gone well. We actually have something in the southern hemisphere also that I didn’t mention, which is in a major international project, which we feel real good about for next year as well.

So I don’t know if that gives you the color that you need. Some of them have been — each region does things a little different, but I think what’s typical is you go in a lab and then you go in a live environment and you go in a FOA application. First office application is what FOA means.

TIM SLEVIN (ph):	Right. Yes. And those have all pretty much proceeded within expectations for you guys?

CHRIS ALLISON:	Well, nothing’s as fast as I would like. They always take a little bit longer. But they performed well. Our engineering team did a great job and our field support team. We get a lot of great support of our LoopCare group because it’s our technology working with our operations support system. Our people here, our hardware group, here in Pittsburgh did a great job, really burnt a candle on both ends, met a tight deadline. But we’re being paid back for it, we think, in this win that we’re feeling real good about.

TIM SLEVIN (ph):	In terms of the wireless (ph) for qualification with DigiTest is that something that’s going to supplement the existing legacy test-heads in a central office, or is it going to be a replacement?

CHRIS ALLISON:	Good question. Here’s one of the reasons why — excuse me — that — in one region we face some competition. But the reason I think that we are being successful is that not only can you use this as a prequalification tool but after you’re done with your prequalification it’s your pots (ph) test-head, and whereas other technology has a tendency to be stranded. It’s there for prequalification and then you can’t use it.

In the case of — so you get — it’s kind of a two-pronged positive effect. You get pots (ph) test-head replacement while you are expanding your DSL qualification, because DigiTest is a highly accurate pots (ph) test-head. So you get a lot of bang for a little bit of buck. And we believe that we are the best value out there in the marketplace from a price and functionality standpoint.

TIM SLEVIN (ph):	So it’s going to tend to replace the legacy over time, I guess, in those auspices where they deploy, you think?

CHRIS ALLISON:	Yes, it helps give them a reason to do test-head replacement that they most probably would want to do. But, as we said, you’ve got the whole cap ex issue. There’s not as much cap ex going around. So from the standpoint of if they can get pots (ph) test-head replacement by meeting the needs of a very important broadband initiative, that’s something they look very favorably upon.

TIM SLEVIN (ph):	And how about later implementation or supplementation of the initial pre-qual test-head with wide band unit? Is that an opportunity, I guess?

CHRIS ALLISON:	Sure. I mean, once you get embedded there and you add functionality and is doing more in-service testing, that’s always an opportunity. And that’s kind of what the strategy is.

TIM SLEVIN (ph):	OK. The — looking at the cable business, that was a — kind of a sharp sequential change.

CHRIS ALLISON:	Right, because — but if you look at it, though, Tim, we had the orders in-house that had we taken some risk and manufactured this before we knew that our CableLabs testing was going to be successfully completed, and that could’ve gone, you’re adding $1.7 million to $2 million onto that cable number as well as our overall results. But we didn’t think that that was a good business decision because we’re managing this — the company for the long-term. We thought let’s make sure we get through our embedded testing — embedded DOCSIS transponder testing properly — and you can go on the CableLabs Web site and they’ve talked about that. Let’s make sure that that goes well, then begin the manufacturing in earnest so you don’t — because what if we start the manufacturing and we found a whoops in there and had to make one little change? You’re having to go back and redo those things. It’s not — is good business sense from our standpoint. So, that’s what I mean the game was closer than what the score indicated.

TIM SLEVIN (ph):	And looking at the — in terms of your backlog, the backlog includes that kind of ...

CHRIS ALLISON:	Yes, it does.

TIM SLEVIN (ph):	OK.

CHRIS ALLISON:	And we are — in manufacturing in earnest of that as we speak.

TIM SLEVIN (ph):	And is that going to kind of satisfy their current needs, or there’s some catch-up, I guess, for restocking? Or has it gotten pretty low?

CHRIS ALLISON:	Our — we got a great partner in Alpha.

TIM SLEVIN (ph):	OK.

CHRIS ALLISON:	And Alpha has — they’re the predominant test-head — or, rather, power supply manufacturer serving the cable market. And they’re a premium vendor and their plans for this technology are ambitious. I’ll just leave it at that.

TIM SLEVIN (ph):	OK.

CHRIS ALLISON:	But there is demand out there, so much so that we’ve had almost emergency shipments in some cases to meet customer needs.

Now, not all cable companies require CableLabs certification. However, we thought that was just good business, to make sure that we get that, because a lot of the major players do.

TIM SLEVIN (ph):	I guess the final question is the MCU business was substantially above your expectations in the quarter. Is that, do you think, reflective of the underlying demand environment for the product?

CHRIS ALLISON:	Well, we did better than what we had anticipated in BellSouth and in Verizon. BellSouth the MCU is still vitally important to them. And a lot of their next-generation technology infrastructure from a service standpoint is — they’ve been — BellSouth has been in a fiber in a loop architecture for quite some time, of which the MCU is part of. So, they kind of figured out what they wanted to do a while ago from a broadband delivery standpoint. So, that stimulates the MCU business.

The Verizon was pretty much a function of what happened in what used to the Bell Atlantic region, what we call the Mid-Atlantic region of Verizon, particularly as it relates to light span systems. So, there’s still some decent deployments down there.

So, I think it’s better than expected demand. And we’re seeing some consistency with BellSouth as we look into the fourth quarter regarding that demand as well. But, yes, it did better than we thought, Tim, and we’re real happy about that. It’s kind of — the MCU’s kind of the Bob Hope of the telecom equipment business. Everybody keeps playing his theme song when he keeps going on USO tours. So, we’re real — it’s a mature product, but it’s still hanging in there.

TIM SLEVIN (ph):	Good. And then some of the commentary relating to the increase in engineering resources, you may increase engineering resources ahead of recognition of revenue given acceptance issues. Is that part of what ...

CHRIS ALLISON:	There’s a couple of them. Obviously a company gets some attrition, so you have a little bit of attrition. The — we’re looking at bringing some people back to meet demand that we’re seeing, and that we feel pretty good about but that we’re not feeling so good about it that we’re going to have that reflected entirely in the range.

TIM SLEVIN (ph):	OK.

CHRIS ALLISON:	So — but we’re bringing people back because we feel good about things.

One of those major deals is in the range, both on the low end and the high end. But, as I said, the high end could be significantly higher than what’s even in there if all the budget monies coming through that we’re hearing are coming through. So it’s not something where we’re on our knees saying rosaries to hope this budget money comes through. We’ve been hearing that this is coming through, but we have to practice some risk management the — and this is real typical of the fourth quarter. The fourth quarter is always difficult to predict because there’s usually money available, but you don’t quite know when you’re going to get it and how much. And they’re kind of looking at everything.

But what that says is people are thinking about that because the initiatives that we are engaging are pretty important to them from a DSL standpoint. And then the other thing is, as I said, it’s contingent upon signing this international contract, which we are in the eleventh hour at deploying of technology, which if you look in the contract they’re scheduled to deploy this technology in the fourth quarter. Then we have to get our people over there to run some acceptance tests. So, probably acceptance test is a big dating factor in that, but we do have to finalize the contract. And it has been a very long contract negotiation with this customer.

TIM SLEVIN (ph):	OK.

CHRIS ALLISON:	And our teams have done a really good job doing that. It’s very, very difficult. We’ve got key members of our management team that are almost exclusively devoted to this. It’s that big and important to us. But it’s new for us because we never had anything on this scale in the international market, so we have to be very careful about things.

But with that said, the sale is actually to a U.S. company in U.S. dollars under U.S. legal jurisdiction. But — so it’s a good partner of ours that’s really on the up swing. So — but that — so we’re bringing some manufacturing headcount back.

Now, the other thing we’re doing is that through some attrition and through some new initiatives that we have to get into we’re going to be adding some headcount. Now, this big international business is going to occupy some — a lot of time out of our LoopCare team. And we’re going to be bringing some headcount onto that. We’re going to be bringing on some headcount that’s actually going to be based in the Middle East that is a native of that region to help us there, and then one in the United States. And then also we’ve got some attrition.

This renewed emphasis that we have on tier two and tier three markets we’re expanding the functionality of EDGE in the hub into the data world. So, we’re going to be needing some headcount there with our new strategy. And we want to add some salespeople in that area because our hit rate’s really good in those areas if you look at the timeline over the last year-and-a-half. And we just — we’ve got more of them coming on every quarter. We’ve got a couple decent sized deals in those areas just this quarter that we expect to get notification about.

So, the — we’re feeling like our batting average is getting a lot better.

TIM SLEVIN (ph):	Really?

CHRIS ALLISON:	Yes.

TIM SLEVIN (ph):	Great. Thank you.

CHRIS ALLISON:	Thank you, Tim.

CHORUSCALL:	The next question comes from David Weissman (ph), Techworth Investments.

DAVID WEISSMAN (ph):	Good morning. How are you?

CHRIS ALLISON:	Good. How are you doing?

DAVID WEISSMAN (ph):	Good. Good. I had two questions.

One is concerning the actual guidance you gave from — if I take a look at the numbers for this quarter where you had over $13 million and you guidance is at the lower — the lower end of your guidance for next quarter is $13 million. You’re still providing a wide range of EPS on the bottom line of negative five cents to six cents.

CHRIS ALLISON:	Yes.

DAVID WEISSMAN (ph):	I’m just — if you’re looking for guidance at the lower end, why would that EPS be below where it is now?

CHRIS ALLISON:	Mix, number one. So you have to — we have to put scenarios in with all factors. Like if we have a huge cable quarter and maybe a lighter telecom quarter you’re going to get some margin deterioration. So it could get you to that lower end.

This quarter we had a much heavier telecom mix and a lighter cable mix. Now — so that kind of like gives you that variance. We shipped a lot more telecom and we didn’t ship as much cable. So it’s really predicated on some different scenarios with a less favorable mix. Like that — we could have a $13 million quarter where you’ve got to have your telecom mix and get closer to where we were this quarter.

DAVID WEISSMAN (ph):	Can you just give ma differential on what range of margins would be applicable for the cable versus your higher end margin lines?

CHRIS ALLISON:	With all due respect, I would rather not do that because our cable market is incredibly competitive. And if I tell you what the margins are on that it’s going to — we have two key competitors in the DOCSIS in both — in Electroline. And then also we’ve got confidential agreements with our partner. And if I gave you the cable margins it’s going to provide competitive information. I just don’t feel comfortable doing it. I don’t mean to be evasive.

DAVID WEISSMAN (ph):	No. I just want to know the magnitude. Is it significant or is it ...

CHRIS ALLISON:	It’s a substantial difference.

DAVID WEISSMAN (ph):	OK.

And one other question. Regarding — I think I brought this up on the last call. Where is your future prospects, future business and new market areas and FCC coming out with allowance for the power over electrical lines? I was seeing if any further progress was made in the area of diagnostics and testing in that area.

CHRIS ALLISON:	Well, we’re kind of — we looked at that. We’re examining it. It’s more of a — it’s a market sector that we’re really not experienced in in terms of that power line. Our market team has looked at it. I’ve had several discussions with our head of marketing about that issue, but we don’t have anything right now material that we would discuss. We’re really focused on — cable’s really important to us. It’s growing. RBOC DSL is really growing. It’s a real focus to us. We’re trying to apply some of our EDGE technology into fiber to node applications, which is going to be a new network. And then obviously the basic pots (ph) testing. So, it’s something that’s on our radar screen, but it’s kind of on the outer edges of the screen.

I don’t know if that answers your question.

DAVID WEISSMAN (ph):	No, that’s good enough. Yes, thanks. OK, thank you.

CHRIS ALLISON:	Thank you for calling in.

CHORUSCALL:	The next question comes from Justin Martos (ph) from Graham Partners. Mr. Martos (ph)?

CHRIS ALLISON:	Hello.

CHORUSCALL:	Graham Partners, go ahead with your question.

OK. Again, to ask a question, please press star and then one on a touch-tone phone.

CHRIS ALLISON:	Amy, it looks like we’re done.

CHORUSCALL:	Yes. At this time I show no further questions.

CHRIS ALLISON:	OK, great. Well, thanks, everybody, for listening in on us. Keep your eyes peeled for us. Feeling pretty good about things, but we’re guardedly optimistic. So thanks for your support of the company.

And we’ll talk to you next quarter.

END